Exhibit T3B-27

OPERATING AGREEMENT

OF

CSAC OHIO, LLC

This Operating Agreement (the "Agreement") of CSAC OHIO, LLC (the "Company"), effective as of March 26, 2019, is entered into by and between the Company and CSAC Acquisition Inc., as the single member of the Company (the "Member").

WHEREAS, the Company was formed as a limited liability company on March 26, 2019 by the filing of articles of organization (the "Articles of Organization") with the Ohio Secretary of State (the "Secretary of State") pursuant to and in accordance with Chapter 1705 of the Ohio Revised Code, as amended from time to time (the "ORC"); and

WHEREAS, the Member and the Company agree that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member and the Company agree as follows:

1.             Name. The name of the Company is CSAC OHIO, LLC.

2.             Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the ORC and to engage in any and all necessary or incidental activities.

3.             Powers. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is organized, including the powers granted by the ORC.

4.             Principal Office; Statutory Agent for Service of Process.

a.    Principal Office. The location of the principal office of the Company shall be as set out in the Company's Articles of Organization or any other filing on record with the Secretary of State, or such other location as the Member may from time to time designate.

b.    Statutory Agent. The name and mailing address of the statutory agent of the Company for service of process in the State of Ohio shall be as set out in the Company's Articles of Organization. If the statutory agent dies, resigns, moves outside the State of Ohio, changes its address, or has its appointment revoked by the Member, the Member shall promptly appoint another statutory agent and notify the Secretary of State in the manner provided by the ORC.

5.             Members.

a.     Initial Member. The Member owns 100% of the membership interests in the Company. The name and the business, residence, or mailing address of the Member are as follows:

 CSAC Acquisition Inc., 590 Madison Ave., 26th Fl., New York, NY 10022

b.   Additional Members. One or more additional members may be admitted to the Company with the written consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall adopt a new operating agreement or amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

c.    No Certificates for Membership Interests. The Company will not issue any certificates to evidence ownership of the membership interests.

6.             Management.

a.    Authority; Powers and Duties of the Member. The Company shall be member-managed. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the ORC, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement.

b.    Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an "Officer"). Any such Officer shall act pursuant to such delegated authority until that such Officer is removed by the Member. Any action, including any debt contracted or liability incurred by or on behalf of the Company, taken by an Officer designated by the Member pursuant to the authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer as set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

7.             Liability of Member; Indemnification.

a.    Liability of Member. Except as otherwise required by the ORC, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Member shall not be personally liable for any such debt, obligation, or liability of the Company solely by reason of being the Member or participating in the management of the Company.

b.    Indemnification. To the fullest extent permitted by the ORC, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim, expense (including attorney's fees), judgment, or settlement whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 7(b) shall be provided out of and to the extent of Company assets [or insurance purchased by Company] only, and neither the Member nor any other person shall have any personal liability on account thereof. The Member may elect to advance these funds or reimburse the Member as it shall deem appropriate in each instance.

8.             Term. The term of the Company shall be perpetual unless the Company is dissolved and liquidated in accordance with Section 12.

9.            Capital Contribution. The Member hereby agrees to contribute to the Company such cash, property, or services as determined by the Member from time to time, or loan funds to the Company, as the Member may determine in its sole and absolute discretion; provided, that absent such determination, Member is under no obligation whatsoever, express or implied, to make any such contribution or loan to the Company.

10.          Tax Status; Income and Deductions.

a.     Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company's tax status as a disregarded entity.

b.    Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

11.           Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

12.           Dissolution; Liquidation.

a.     The Company shall dissolve, and its affairs shall be wound up, upon the first occur of the following: (i) the written consent of the Member; (ii) the entry of a decree of judicial dissolution; or (iii) any other event or circumstance giving rise to the dissolution of the Company under Section 1705.43 of the ORC, unless the Company's existence is continued pursuant to the ORC.

b.    Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

c.     In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) second, to the Member.

d.    Upon the completion of the winding up of the Company, the Member shall file a certificate of dissolution with the Secretary of State in accordance with the ORC.

13.           Miscellaneous.

a.     Amendments. Amendments to this Agreement may be made only with the written consent of the Member.

b.    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed, and enforced in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of law.

c.     Severability. In the event that any provision of this Agreement is declared invalid, illegal, or unenforceable in any jurisdiction, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

d.     No Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above.

MEMBER:

CSAC Acquisition Inc.

By:	/s/ Jonathan Sandelman
Name: Jonathan Sandelman
Title: President

Membership Interest Record

CSAC Ohio, LLC

CSAC Acquisition Inc.	100%

590 Madison Ave., 26th Fl.

New York, NY 10022